Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Hanover Direct, Inc	MWW Group
	Charles E. Blue	Rich Tauberman
	S.V.P. & Chief Financial Officer	Tel: (201) 507-9500
Tel: (201) 272-3389

HANOVER DIRECT ANNOUNCES NOTICE OF DELISTING FROM
AMERICAN STOCK EXCHANGE

EDGEWATER, NJ, January 28, 2005 — Hanover Direct, Inc. (AMEX: HNV) today announced that it had received a further letter from the American Stock Exchange (the “Exchange”) dated January 24, 2005 notifying it that the Exchange has determined to proceed with the filing of an application with the Securities and Exchange Commission (the “SEC”) to strike the common stock of the Company from listing and registration on the Exchange based on the Company’s failure to regain compliance with the Exchange’s filing requirements as set forth in Section 134 and 1101 of the Company Guide by December 31, 2004 and the fact that the Company is not in compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide.

In accordance with Sections 1203 and 1009(d) of the Company Guide, the Company has a limited right to appeal the Exchange’s determination by requesting an oral hearing or a hearing based on a written submission before a listing qualifications panel who may only authorize the continued listing of the Company’s securities as permitted by Sections 1009 and 1204(c) of the Company Guide. The Company does not intend to submit such a request because, in addition to its continued inability to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2004, and inability to satisfy the requirements for minimum stockholders’ equity, the Company does not meet the alternative financial standards set forth in Section 1003 of the Company Guide. As a result, the Exchange’s decision will become final and the Exchange’s staff will submit an application to the SEC to strike the Company’s common stock from listing and registration on the Exchange in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder as early as February 2, 2005. The Company is examining other available trading alternatives for its common stock including the OTC Bulletin Board, the Pink Sheets and the regional stock exchanges.

About Hanover Direct, Inc.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company’s catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump’s By Mail. The Company owns Gump’s, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company’s third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company’s catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.